Exhibit 23.3

Ovintiv Inc.

370 – 17th Street, Suite 1700

Denver, Colorado

80202

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218 and 333-85598) of Ovintiv Inc. of our name and reports auditing a portion of Encana Corporation’s petroleum and natural gas reserves as of December 31, 2018 (the “Reports”), and the information derived from our Reports, included in Encana Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B. R. Hamm
B. R. Hamm, P. Eng.
President & CEO

Calgary, Alberta

January 27, 2020